As filed with the Securities and Exchange Commission on June 3, 2024
Registration No. 333-262608

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

System1, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-1531250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4235 Redwood Avenue
Marina Del Rey, CA 90066
(310) 924-6037
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Daniel Weinrot
General Counsel & Corporate Secretary
4235 Redwood Avenue
Marina Del Rey, CA 90066
(310) 924-6037
(Address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Steven B. Stokdyk, Esq.
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
(213) 891-7421
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (this “Post-Effective Amendment No. 2”) is being filed to:
•convert the Registration Statement on Form S-1 (File No. 333-262608) initially filed February 9, 2022 and declared effective by the Securities and Exchange Commission (the “SEC”) on April 18, 2022 (as amended from time to time, the “Registration Statement”) into a registration statement on Form S-3;
•update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement (as amended) and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated June 3, 2024.
PROSPECTUS
Up to 16,812,767 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 60,713,885 Shares of Class A Common Stock
Up to 1,600,045 Warrants

This prospectus relates to the issuance by us of up to an aggregate of up to 16,812,767 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), which consists of up to 16,812,767 shares of Class A Common Stock that are issuable upon the exercise of 16,812,767 warrants (the “Public Warrants” or “Warrants”) originally issued in the initial public offering of units of Trebia Acquisition Corp., a Cayman Islands exempted company (“Trebia”) at a price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one-third of one warrant, and which remain outstanding and unexercised as of the date of this prospectus. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. We will receive the proceeds from any exercise of any Warrants for cash, which amount of aggregate proceeds, assuming the exercise of all remaining Warrants, could be up to $193.3 million. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.
This prospectus also relates to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (a) up to 60,713,885 shares of Class A Common Stock (the “Total Resale Shares”), consisting of (i) up to 46,379,230 shares held directly by the Selling Securityholders and (ii) up to 14,373,693 shares issuable to unitholders of S1 Holdco (as defined below) upon the exchange or redemption of class B units of S1 Holdco (“S1 Holdco Class B Units”) (which, in the case of clauses (i) and (ii) above, were issued as equity merger consideration to securityholders of S1 Holdco and Protected (as defined below) and their respective subsidiaries and affiliates, pursuant to the Business Combination Agreement (as defined below) at an equity consideration value of $10.00 per share) and (b) up to 1,600,045 Public Warrants beneficially owned by certain directors, officers and affiliates of the Company. A portion of the 46,379,230 shares of Class A Common Stock directly held by the Selling Securityholders includes: (w) up to 24,648,446 shares issued to Cannae Holdings, Inc. (“Cannae”) in connection with the Business Combination Agreement, Sponsor Agreement (as defined below) and Backstop Agreement (as defined below) at a price of $10.00 per share, (x) up to 2,533,324 shares issued to Cannae and 1,000,000 shares issued to certain of the Selling Securityholders, together totaling an aggregate of 3,533,324 shares (the “Sponsor-Forfeited Shares”), which shares were forfeited by BGPT Trebia LP, a Delaware limited partnership (“BGPT Sponsor”) and Trasimene Trebia, LP, a Delaware limited partnership (“Trasimene Sponsor” and, together with BGPT Sponsor, the “Sponsors”) and granted to the above holders pursuant to the terms of the Sponsor Agreement and in connection with the Merger (as defined below), (y) up to 6,574,487 shares originally issued to the Sponsors of Trebia in the form of Founder Shares (as defined below) at a price of approximately $0.002 per share and (z) up to 2,000,000 shares held directly by certain Selling Securityholders, which were issued as equity merger consideration in connection with the Company’s acquisition of CouponFollow (as defined below). We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.
The shares of Class A Common Stock that we are registering for resale include shares (i) issued to our employees and executive officers and (ii) issued to certain of our affiliates and investors and pursuant to the registration rights under certain agreements between us and such securityholders (the “Registration Rights Holders”). Our registration of the shares covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell their shares of Class A Common Stock or Warrants in the section entitled “Plan of Distribution.”
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Class A Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “SST” and “SST.WS,” respectively. On May 31, 2024, the closing price of our Class A Common Stock was $1.28 and the closing price for our Warrants was $0.07.
Prior to the extraordinary general meeting of Trebia in connection with the Merger, holders of 51,046,892 shares of Class A ordinary shares, par value $0.0001 per share of Trebia (“Trebia Class A Ordinary Shares”) exercised their right to redeem those shares for cash at a price of $10.00 per share, for an aggregate of $510,468,920, which represented approximately 99% of the total Trebia Class A Ordinary Shares then outstanding. The Total Resale Shares being offered in this prospectus represent (i) over 88% of our current total outstanding shares of Class A Common Stock and (ii) over 67% of our total outstanding shares of Class A Common Stock (assuming all of the unitholders of S1 Holdco exchange all of the outstanding S1 Holdco Class B Units and redeem all of the corresponding shares of Class C Common Stock (as defined below)). The Total Resale Shares represent a substantial percentage of the total outstanding shares of our Class A Common Stock as of the date of this prospectus. Additionally, if all the Public Warrants held by the Selling Securityholders are exercised, the Selling Securityholders would own an additional 1,600,045 shares of Class A Common Stock, representing an additional 2.3% of the total outstanding shares of Class A Common Stock. The sale of all the shares being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Despite such a decline in the public trading price, the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Class A Common Stock referenced above, (a) the Selling Stockholders (other than the Sponsors and holders of the Sponsor-Forfeited Shares) may experience potential loss of up to $8.72 per share, (b) the Sponsors and holders of the Sponsor-Forfeited Shares may experience potential profit of up to $1.28 per share and (c) the holders Public Warrants may experience a potential loss of up to $10.22 per share upon exercise of the Public Warrants and sale of the underlying Class A Common Stock issuable upon exercise of such Public Warrants.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock and the Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A Common Stock and the Warrants.
See “Risk Factors” beginning on page 8 to read about factors you should consider before investing in our Class A Common Stock or Warrants.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is [●], 2024.

ABOUT THIS PROSPECTUS
Unless the context otherwise requires, “we,” “us,” “our,” “System1” and the “Company” refer to System1, Inc., a Delaware corporation (f/k/a Trebia Acquisition Corp., a Cayman Islands exempted company, from and after the effective time of the Closing (as defined below)), and its consolidated subsidiaries following the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Transactions”). Unless the context otherwise requires, references to “Trebia” refer to Trebia Acquisition Corp., a Cayman Islands exempted company, prior to the Closing. All references herein to the “Board” or “Board of Directors” refer to the board of directors of the Company.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 60,713,885 shares of Class A Common Stock from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
On January 27, 2022 (the “Closing Date”), we consummated the previously announced business combination (the “Merger”) pursuant to that certain business combination agreement, dated as of June 28, 2021 (the “Business

Combination Agreement”), as amended on November 30, 2021, January 10, 2022 and January 25, 2022, by and among Trebia, S1 Holdco, LLC, a Delaware limited liability company (“S1 Holdco”), System1 SS Protect Holdings, Inc., a Delaware corporation (together S1 Holdco, the “Companies”), and the other parties signatory thereto, pursuant to which (i) System1 Opco, LLC, (f/k/a System1, LLC) a Delaware limited liability company and the current operating subsidiary of S1 Holdco, and (ii) Protected.net Group Limited (“Protected”), a private limited company organized under the laws of England and Wales, Protected became subsidiaries of Trebia (Trebia and its subsidiaries, including System1, LLC and Protected after giving effect to the transfer of Trebia by way of continuation from the Cayman Islands to Delaware and to domesticate as a Delaware corporation in accordance with Section 388 of the General Corporations Law of the State of Delaware (the “DGCL”) and with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Domestication”) and following consummation of the Transactions and the Domestication (the “Merger”), are referred to as “System1”). Upon Closing, we changed our name to “System1, Inc.” and the Class A Common Stock and the Public Warrants continued to be listed on NYSE, trading under the ticker symbols “SST” and “SST.WS,” respectively. On November 30, 2023, we completed the sale of Protected, which operated our consumer software subscription business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:
•The ability to maintain, grow, process utilize and protect the data we collect from customers;
•The ability to maintain our relationships with networks partners and advertiser;
•The performance of our responsive acquisition marketing platform, or RAMP;
•Changes in customer demand for our services and our ability to incorporate to such changes;
•The ability to maintain and attract consumers and advertisers in the face of changing economic or competitive conditions;
•The ability to improve and maintain adequate internal control over financial reporting and remediate identified material weaknesses;
•The ability to successfully source and complete acquisitions and to integrate the operations of companies System1 acquires;
•The ability to raise financing in the future as and when needed or on market terms;
•The ability to compete with existing competitors and the entry of new competitors in the market;
•Changes in applicable laws or regulations impacting the business which we operate and our ability to maintain compliance with the various laws that our business and operations are subject to;
•The ability to protect our intellectual property rights; and
•Other risks and uncertainties indicated from time to time in our filings with the SEC, including those described herein under the heading “Risk Factors.”
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a rapidly evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus, along with our other filings with the Securities and Exchange Commission (the “SEC”), completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our web site address is http://www.system1.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 15, 2024.
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2024.
•Our Quarter Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024.
•Our Current Reports on Form 8-K filed with the SEC on February 23, 2024, April 12, 2024 and April 26, 2024.
•The description of our shares of Class A common stock and warrants contained in the registration statement on Form 8-A12B, filed with the SEC on January 27, 2022, as updated by Exhibit 4.2 to our Annual Report for the year ended December 31, 2023, filed with the SEC on March 15, 2024, as well as any additional amendments or reports filed for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
System1, Inc.
4235 Redwood Avenue
Marina Del Rey, CA 90066
(310) 924-6037
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
Overview
We operate an omnichannel customer acquisition platform, delivering high-intent customers to brands, advertisers and publishers.
We provide our omnichannel customer acquisition platform services through our proprietary responsive acquisition marketing platform (“RAMP”). Operating seamlessly across major advertising networks and advertising category verticals to acquire high-intent end-users, RAMP allows us to monetize these acquired end users through our relationships with third party advertisers and advertising networks. RAMP operates across our network of owned and operated websites, allowing us to monetize end-user traffic that we source from various acquisition marketing channels, including Google, Facebook, Zemanta, Taboola, and TikTok. RAMP also allows third party advertising platforms and publishers (“Network Partners”) to send end-user traffic to, and monetize end user traffic on, our owned and operated websites or through our monetization agreements.
Through RAMP, we process approximately 244 million daily advertising campaign optimizations and ingest over 10 billion rows of data daily across approximately 40 advertising vertical categories as of March 31, 2024. We are able to efficiently monetize user intent by linking data on consumer engagement, such as first party search data like traffic sources, device type and search queries, with data on monetization rates and advertising spend. This context-enriched data, combined with our proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising category verticals.
We focus on monetizing user traffic acquired by our Network Partners. Since launching, it has expanded to support additional advertising formats across multiple advertising platforms, and has acquired several leading websites, enabling it to control the entire flow of the user acquisition experience, by monetizing user traffic through our network of owned and operated websites. As of March 31, 2024, we own and operate approximately 40 websites, including leading search engines like info.com and Startpage.com, and digital media publishing websites and internet utilities, such as HowStuffWorks, MapQuest, CouponFollow and ActiveBeat.
Our Corporate Information
We were incorporated as a Cayman Islands exempted company on February 11, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Upon the closing of the Merger, we domesticated as a Delaware corporation and changed our name to System1, Inc. Our principal executive offices are located at 4235 Redwood Avenue, Marina Del Rey, California, 90066, and our telephone number is (310) 924-6037. Our website address is https://www.system1.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements” included in this prospectus, any applicable prospectus supplement, our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our Class A Common Stock and Warrants described in the section entitled “Selling Securityholders” to resell such shares of Class A Common Stock and Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders.
The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
We are also registering shares of our Class A Common Stock that may be issued upon exercise of Warrants. We will receive the proceeds from any exercise of Warrants for cash, which could be up to $193.3 million. We intend to use the proceeds from the exercise of Warrants for cash for general corporate and working capital purposes. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. As of May 31, 2024, the closing price of our Class A Common Stock was $1.28.

DESCRIPTION OF CAPITAL STOCK
The following summarizes the material terms of the securities of System1, Inc. registered pursuant to Section 12 of the Exchange Act. This description of the terms of our stock does not purport to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to the full text of the Certificate of Incorporation of the Company (the “Charter”) and the Second Amended and Restated Bylaws of the Company (the “Bylaws” and, together with the Charter, the “Organizational Documents”), copies of which have been filed as exhibits to this prospectus filed with the SEC. We urge you to read our Charter and our Bylaws in their entirety for a complete description of the rights and preferences of our securities. As used in this “Description of Capital Stock,” references to the “Company,” “System1,” “we,” “our” or “us” refer solely to System1, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires, and references to “Trebia” refer to the Company, formerly known as Trebia Acquisition Corp., a Cayman Islands exempted company, prior to the business combination (the “Merger”) pursuant to that certain business combination agreement, dated as of June 28, 2021, as amended on November 30, 2021, January 10, 2022 and January 25, 2022, by and among S1 Holdco, LLC , System1 SS Protect Holdings, Inc. and the other parties signatory thereto.
Authorized and Outstanding Stock
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 100,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and 527,000,000 shares of Common Stock (as later defined), which consists of 500,000,000 shares of Class A Common Stock, 25,000,000 shares of non-economic Class C common stock, par value $0.0001 per share (“Class C Common Stock”), and 2,000,000 shares of Class D common stock, par value $0.0001 per share (“Class D Common Stock” and, together with the Class A Common Stock and Class C Common Stock, the “Common Stock”). Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Class A Common Stock
Voting rights. Except as provided in our Charter or as required by applicable law, holders of Class A Common Stock will be entitled to one vote per share on all matters to be voted on by our Stockholders generally. At annual and special meetings of our Stockholders, the holders of Class A Common Stock and Class C Common Stock will vote together as a single class on any matters submitted to a vote of our Stockholders, or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock or Class C Common Stock, as a single class with the holders of Preferred Stock.
Generally, unless a different voting standard applies under our Organizational Documents or applicable law, all matters to be voted on by shareholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).
Reservation of Shares. Under our Charter, we will have at all times, authorized and unissued shares of Class A Common Stock for the purposes of effecting any redemptions or exchanges under that certain sixth amended and restated limited liability company operating agreement to be entered into at Closing by and among S1 Holdco, System1 and any successor managing member (the “New S1 Holdco Agreement”).
Class C Common Stock
Voting rights. Except as provided in our Charter or as required by applicable law, holders of Class C Common Stock will be entitled to one vote per share on all matters to be voted on by our Stockholders generally. At any annual and special meeting of our Stockholders, the holders of Class A Common Stock and Class C Common Stock will vote together as a single class on any matters submitted to a vote of our Stockholders, or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock or Class C Common Stock, as a single class with the holders of Preferred Stock.

Generally, unless a different voting standard applies under our Organizational Documents or applicable law, all matters to be voted on by stockholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).
Future Issuances. Under our Charter, System1 is not permitted to issue additional shares of Class C Common Stock, other than in connection with the valid issuance of the class A units of S1 Holdco and S1 Holdco Class B Units (collectively, the “S1 Holdco Common Units”) under the New S1 Holdco Agreement.
Restriction on Transfer. Under our Charter, holders of Class C Common Stock may only transfer their Class C Common Stock to certain permitted transferees, while also simultaneously transferring an equal number of such holder’s S1 Holdco Common Units.
Class D Common Stock
Voting Rights. Except as provided in our Charter or as required by applicable law, holders of Class D Common Stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under our Charter, any vote that changes the terms of the Class D Common Stock requires the separate approval of a majority of the holders of Class D Common Stock.
Restriction on Transfer. Under our Charter, holders of Class D Common Stock may only transfer their Class D Common Stock to certain permitted transfers.
Conversion. All outstanding shares of our Class D Common Stock automatically converted into Class A Common Stock on a one-for-one basis, following the consummation of the Merger, once the volume-weighted average price (“VWAP”) of the Post-Closing Company exceeded $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the consummation of the Merger, which condition was satisfied in the period ended March 31, 2022.
Preferred Stock
Voting Rights. Except as provided in our Charter (including in connection with the establishment of any new series of preferred stock) or as required by applicable law, holders of Preferred Stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under our Charter, any vote on an amendment to our Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock will entitle the holders of Preferred Stock will be entitled to vote as a separate class thereon.
Our Charter authorizes our Board to establish additional series of preferred stock. Unless required by law or any stock exchange, the authorized preferred stock will be available for issuance without further action by the holders of Common Stock. Our Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of System1 without further action by our Stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A Common Stock.
Dividend Rights
Subject to applicable law and the rights of any outstanding Preferred Stock, the holders of Class A Common Stock and Class D Common Stock will participate ratably (based on the number of shares held) in any dividends that may be declared from time to time by our Board out of funds legally available therefor. The holders of Class C Common Stock are not entitled to any dividends declared by our Board, except in the case of a stock dividend, pursuant to our Charter. Holders of Class D Common Stock will only receive dividends declared in respect thereof upon the conversion of Class D Common Stock to Class A Common Stock, as described above.
Winding-Up
If System1 is wound up, the holders of Class A Common Stock, after paying off any liabilities, and the amounts owed to the holders of Preferred Stock, if any, may divide amongst themselves the assets of System1. The holders of Class C Common Stock and Class D Common Stock are not entitled to any assets of System1 upon being wound up and liquidated, except for the par value of the shares thereof.
Preemptive Rights; Sinking Fund Provisions
The holders of Common Stock have no preemptive rights or other subscription rights. There are no sinking fund provisions applicable to Common Stock.
System1 Warrants
In connection with the Merger, the Trebia Public Warrants that were outstanding immediately prior to the effective time of the Merger, pursuant to and in accordance with the warrant agreement covering such warrants, were automatically and irrevocably modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of Trebia Class A Ordinary Shares set forth therein, and in substitution thereof such warrant entitles the holder thereof to acquire the same number of shares of Class A Common Stock per warrant on the same terms (each a “Warrant”).
Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to the satisfaction of any applicable conditions. Only a whole Warrant may be exercised at a given time by a warrant holder. A holder of Warrants will not be able to exercise any fraction of a Warrant.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to System1 satisfying its obligations described below with respect to registration, or a valid exemption from registration being available. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $18.00
All but not less than all of the outstanding Warrants may be redeemed, at our option, once the Warrants become exercisable, upon notice to the registered holders of the Warrants, at a redemption price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment) and (b) there is an effective registration statement covering the issuance of the Class A Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.
Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00
All but not less than all of the outstanding Warrants may be redeemed, at our option, once the Warrants become exercisable, upon notice to the registered holders of the Warrants, at a redemption price of $0.10 per Warrant, provided that the Reference Value equals or exceeds $10.00 per share (subject to adjustment). During the 30-day redemption period, registered holders of the Warrants may elect to exercise their Warrants on a “cashless basis” and receive a number of Class A Common Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the Warrants) the volume weighted average price of the Class A Common Stock for the ten (10) trading days immediately following the date on which notice of redemption is sent to the registered holders (the “Redemption Fair Market Value”) (a “Make-Whole Exercise”).

	Redemption Fair Market Value of System1 Class A Share
Redemption Date (period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact Redemption Fair Market Value and redemption date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of the Class A Common Stock is below the exercise price of the warrants. System1 has established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “ —Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of Trebia’s IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in its best interest to do so. As such, we would redeem the warrants in this manner when it believes it is in its best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security.
Anti-dilution Adjustments.
The Warrants are subject to anti-dilution adjustments, as summarized in the paragraphs below.
Sub-Divisions. If the number of issued and outstanding shares of Class A Common Stock is increased by a capitalization or share dividend of Class A Common Stock, or by a sub-division of Class A Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the “Historical Fair Market Value” will be deemed a capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. If the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.
Dividends. In addition, if at any time while the Warrants are outstanding and unexpired, we pay a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Merger and (c) certain other dividends or distributions in connection with redemption rights of the holders of Class A Common Stock existing prior to the completion of the Merger.
Aggregation of Shares. If the number of issued and outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A Common Stock.
Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A Common Stock, or in the case of any merger or consolidation of System1 with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of its outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their warrants immediately prior to such event, provided however, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Warrant within thirty (30) days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on the Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (i) the redemption provisions of the Warrant Agreement will be taken into account, (ii) the price of each Class A Common Stock will be the VWAP of the Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the High Volatility Table function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant.
Notices of Changes in Warrant. Upon every adjustment of the Warrant price or the number of shares issuable upon exercise of a Warrant, we shall give written notice thereof to the warrant agent, which notice shall state the price of a Warrant resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in the section titled “—Anti-Dilution Adjustments”, we will give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
No Fractional Shares. We will not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.
Form of Warrant. The form of Warrant need not be changed because of any adjustment, and Warrants issued after such adjustment may state the same warrant price and the same number of shares as is stated in the Warrants initially issued pursuant to the Warrant Agreement; provided, however, that System1 may at any time in its sole discretion make any change in the form of Warrant that we may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
Other Events. In case any event shall occur affecting System1 as to which none of the provisions of the preceding subsections are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of the Warrant Agreement, then, in each such case, we will appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which will give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of the Warrant Agreement and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be so adjusted pursuant as a result of any issuance of securities in connection with a business combination. We will adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the shares of Class B ordinary shares, par value $0.0001 per share of Trebia into Trebia Class A Ordinary Shares.
System1’s Transfer Agent and Warrant Agent
The transfer agent for Common Stock and warrant agent for Warrants is Continental Stock Transfer & Trust Company.
Anti-Takeover Effects of the Charter, Bylaws and Certain Provisions of Delaware Law
Our Charter, Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of our Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our Board to maximize stockholder value. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock.
Action by Written Consent
Our Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders, and may not be taken by written consent.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances of Common Stock (or securities convertible into or exercisable for Common Stock) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. As a result, we may issue additional shares in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions, without approval of our stockholders.
In addition, our Board is generally authorized to issue shares additional series of preferred stock having such terms, powers, rights and preferences as our Board determines in its discretion, including terms that may be designed to discourage, delay or prevent a change of control of System1 or the removal of System1 management.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of System1 by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Business Combinations
We have elected not to be governed by Section 203 of the DGCL. Section 203 is a default provision of the DGCL that restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an “interested stockholder,” with certain permitted exceptions.
Election and Removal of Directors and Vacancies
Our Charter provides that our Board will determine the number of directors who will serve on our Board, subject to the rights set forth in that certain stockholders agreements entered into at Closing among System 1, Michael Blend, Chuck Ursini, Nick Baker, and Just Develop It Ltd. (“JDI”), a United Kingdom private limited company, the Sponsors (the “Stockholders Agreement”). Our Board is divided into three classes designated as Class I, Class II and Class III. Our Class I directors initially served for a term expiring at the first annual meeting of stockholders, which was held in June 2023, and all such Class I directors were re-elected for a three year term at the 2023 annual meeting of stockholders. Our Class II and Class III directors are initially serving for terms expiring at the 2024 and 2025 annual meeting of stockholders, respectively. At each succeeding annual meeting of stockholders, directors will be elected to the class whose term is expiring at such annual meeting for a full term of three years.
In addition, our Charter provides that any vacancy on our Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with or without cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Stockholders Agreement (as defined in our Bylaws) and any rights of the holders of Preferred Stock.
No Cumulative Voting
Under Delaware law, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. Our Charter does not authorize cumulative voting.
Special Stockholder Meetings
Our Charter provides that a special meeting of stockholders may be called only by or at the direction of our Board, the Chairman of our Board or by the Secretary of the Company at the request of any holder of greater-than fifty (50%) of the total voting power of the outstanding shares. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board or pursuant to the Stockholders Agreement. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or sixty days after the anniversary date of the immediately preceding annual meeting, notice by the stockholder in order to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth day following the day on which public disclosure of the date of the annual meeting was first made by us. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.
Our Bylaws allow the chairman of a stockholder meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer or investor from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to influence or obtain control of System1.
Voting Requirements
Our Charter provides that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our Charter. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of common stock, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Exclusive Forum
Our Charter provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or our stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Charter (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) or (iv) any action asserting a claim against System1 or any current or former director, officer, other employee, agent or stockholder of System1 governed by the internal affairs doctrine of the law of the State of Delaware will (to the fullest extent permitted by law) be solely and exclusively brought in the Court of Chancery (subject to certain limited exceptions, including if there is an indispensable party not subject to the jurisdiction of the Court of Chancery within ten days following such determination, or if jurisdiction is vested exclusively in a court or forum other than the Court of Chancery).
Our Charter also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for any action arising under federal securities laws, including the Securities Act. In addition, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our Charter. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with System1 or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits.
We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter will include a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of System1 and its stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our Organizational Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit System1 and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Listing
Our Class A Common Stock and Warrants are listed on the NYSE under the symbols “SST” and “SST.WS,” respectively.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Class A Common Stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in additional prospectus supplements or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section entitled “Plan of Distribution.”

	Before the Offering		Number of Securities Being Offered		After the Offering*
Name of Selling Securityholder+	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock++	Number of Warrants	Percentage of Outstanding Warrants
Directors and Executive Officers
Michael Blend(1)	760,000	35,000	760,000	35,000	—	—	—	—
Brian Coppola(2)	507,947	—	424,460	—	—	—	—	—
Tridivesh Kidambi(3)	1,353,473	15,000	1,226,714	15,000	—	—	—	—
Jennifer Robinson(4)	118,498	—	4,074	—	—	—	—	—
Elizabeth Sestanovich(5)	375,188	—	320,123	—	—	—	—	—
Daniel Weinrot(6)	215,459	—	153,999	—	—	—	—	—
John Civantos(7)	255,079	100,000	166,146	100,000	—	—	—	—
Moujan Kazerani(8)	179,457	40,700	73,200	40,700	—	—	—	—
Charles Ursini(9)	1,157,791	—	857,791	—	—	—	—	—
5% or More Securityholders and Registration Rights Holders
Cannae Holdings, LLC(10)	27,012,794	—	27,012,794	—	—	—	—	—
Lone Star Friends Trust(11)	13,599,953	—	5,614,423	—	—	—	—	—
BGPT Trebia, LP(12)	4,450,879	—	4,450,879	—	—	—	—	—
CEE Holdings Trust(13)	5,869,162	1,409,345	4,607,741	1,409,345	—	—	—	—
William P. Foley II(14)	3,094,734		3,904,734
Stanley Blend(15)	2,733,153	—	2,733,153	—	—	—	—	—
The Blend Family Foundation(16)	1,296,456	—	1,296,456	—	—	—	—	—
Securityholders with up to 600,000 Shares of Class A Common Stock
Securityholders with beneficial ownership of more than 50,000 shares up to 200,000 shares	134,278	—	134,278	—	—	—	—	—
__________________
*         Assumes all registered securities beneficially owned by the securityholder are sold.
+       Unless otherwise noted, the business address of each securityholder is c/o System1, Inc., 4235 Redwood Avenue, Marina Del Rey, CA 90066.
++     The percentage of beneficial ownership is based on 90,207,887 shares of Class A Common Stock outstanding, which includes 69,004,211 shares of Class A Common Stock outstanding as of June 1, 2024 and the redemption of all Class B Units by all members of S1 Holdco for shares of Class A Common Stock, which would result in an additional 21,203,676 shares of Class A Common Stock outstanding as of June

1, 2024. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.
(1)The disclosed beneficial ownership of the selling securityholder consists of (i) 35,000 Public Warrants exercisable for 35,000 shares of Class A Common Stock at an exercise price of $11.50 per share and (ii) 725,000 shares of Class A Common Stock, in each case, held directly by Mr. Blend. The securities offered by the selling securityholder consist of the securities described in clauses (i) and (ii) in the immediately preceding sentence. Excludes (i) 5,363 shares of Class A Common Stock and 29,863 shares of Class A Common Stock issuable upon the exchange or redemption of 29,863 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by OpenMail2, LLC (“OpenMail2”) and (ii) 1,045,077 shares of Class A Common Stock and 251,379 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Blend Family Foundation. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2. The directors of the Blend Family Foundation are Michael Blend, Sandra Blend and Stanley Blend. The terms of the Public Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on Form 8-K.
(2)The disclosed beneficial ownership of the selling securityholder consists of (i) 176,331 shares of Class A Common Stock and 320,178 shares of Class A Common Stock issuable upon the exchange or redemption of 320,178 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Mr. Coppola and (ii) 11,438 shares of Class A Common Stock issuable within 60 days of June 1, 2024 from unvested restricted stock units of System1 (“RSUs”) and other equity awards granted to the selling securityholder. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clause (i) in the immediately preceding sentence.
(3)The disclosed beneficial ownership of the selling securityholder consists of (i) 15,000 Public Warrants exercisable for 15,000 shares of Class A Common Stock at an exercise price of $11.50 per share held directly by Mr. Kidambi, (ii) 602,737 shares of Class A Common Stock and 687,830 shares of Class A Common Stock issuable upon the exchange or redemption of 687,830 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held directly by Mr. Kidambi, (iii) 39,552 shares of Class A Common Stock held by Mr. Kidambi’s spouse (who is also an employee of the Company) and (iv) 8,854 shares of Class A Common Stock issuable within 60 days of June 1, 2024 from unvested RSUs and other equity awards collectively granted to Mr. Kidambi and Mr. Kidambi’s spouse. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clauses (i) through (ii) in the immediately preceding sentence.
(4)The disclosed beneficial ownership of the selling securityholder consists of (i) 118,498 shares of Class A Common Stock held directly by Ms. Robinson and (ii) 13,650 shares of Class A Common Stock issuable within 60 days of June 1, 2024 from unvested RSUs granted to the selling securityholder. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clause (i) in the immediately preceding sentence.
(5)The disclosed beneficial ownership of the selling securityholder consists of (i) 116,889 shares of Class A Common Stock and 252,299 shares of Class A Common Stock issuable upon the exchange or redemption of 252,299 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Ms. Sestanovich and (ii) 6,000 shares of Class A Common Stock issuable within 60 days of June 1, 2024 from unvested RSUs and other equity awards granted to the selling securityholder. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clause (i) in the immediately preceding sentence.
(6)The disclosed beneficial ownership of the selling securityholder consists of (i) 102,624 shares of Class A Common Stock and 105,869 shares of Class A Common Stock issuable upon the exchange or redemption of 105,869 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Mr. Weinrot and (ii) 6,966 shares of Class A Common Stock issuable within 60 days of June 1, 2024 from unvested RSUs and other equity awards granted to the selling securityholder. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clause (i) in the immediately preceding sentence.
(7)The disclosed beneficial ownership of the selling securityholder consists of (i) 87,246 shares of Class A Common Stock held directly by Mr. Civantos, (ii) 100,000 shares of Class A common stock issuable upon the exercise of 100,000 Public Warrants, (iii) 75,612 shares of Class A Common Stock securities held by the John Civantos 2011 Family Trust, which shares held by the trust Mr. Civantos disclaims beneficial interest in such securities except to any pecuniary interest therein and (iv) 16,609 shares of Class A Common Stock issuable within 60 days of June 1, 2024 from unvested RSUs granted to the selling securityholder. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clauses (i) through (iii) in the immediately preceding sentence.
(8)The disclosed beneficial ownership of the selling securityholder consists of (i) 87,024 shares of Class A Common Stock held directly by Ms. Kazerani, (ii) 20,500 shares of Class A Common Stock and 40,700 shares of Class A Common Stock issuable upon exercise of 40,700 Public Warrants, in each case, held directly by Mr. Kazerani, the spouse of Ms. Kazerani, (iii) 12,000 shares of Class A Common Stock held by Ms. Kazerani’s in-laws, over which shares Ms. Kazerani’s spouse has voting and dispositive power pursuant to a power of attorney granted to him and (iv) 19,233 shares of Class A Common Stock issuable within 60 days of June 1, 2024 from unvested RSUs granted to the selling securityholder. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clauses (i) and (iii) in the immediately preceding sentence.
(9)The disclosed beneficial ownership of the selling securityholder consists of (i) 107,794 shares of Class A Common Stock and 294,766 shares of Class A Common Stock issuable upon the exchange or redemption of 294,766 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held directly by FGL Labs, of which Mr. Ursini is the managing member, (ii) 86,773 shares of Class A Common Stock and 368,458 shares of Class A Common Stock issuable upon the exchange or redemption of 368,458 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Issuer), in each case, held directly by the Ursini Children’s Trust, of which Mr. Ursini is the trustee, and has sole voting and dispositive power over the shares held by such trust, but disclaims beneficial interest in such shares and (iii) 300,000 shares of Class A Common Stock held directly by Mr. Ursini directly received from previously vested RSUs granted to Mr. Ursini. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in clauses (i) through (ii) in the immediately preceding sentence.
(10)The disclosed beneficial ownership of the selling securityholder consists of shares of Class A Common Stock held directly by Cannae Holdings, LLC, a wholly-owned subsidiary of Cannae Holdings, Inc., and were issued to Cannae Holdings pursuant to the Business Combination Agreement, that certain backstop agreement by Cannae to subscribe for Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Merger, in an amount of up to $250,000,000 (the “Backstop Agreement”) and that certain amended and restated sponsor agreement, dated as of June 28, 2021 and amended on November 30, 2021 and January 10, 2022, by and among Trebia, the Sponsors, Cannae, William P. Foley, II, Frank R. Martire, Jr., Paul Danola, Tanmay Kumar, Lance Levy, Mark D. Linehan, and James B. Stallings, S1 Holdco, and Protected (the “Sponsor Agreement”). The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in the immediately preceding sentence. The address of the principal business office of Cannae Holdings is 1701 Village Center Circle, Las Vegas, Nevada 89134. Class A Common Stock ownership is based on information known as of March 21, 2024, the date of the reporting person’s most recent Schedule 13D/A filing as of the date of this prospectus.
(11)The disclosed beneficial ownership of the selling securityholder consists of 6,613,237 shares of Class A Common Stock and 6,975,103 shares of Class A Common Stock issuable upon exchange or redemption of 6,975,103 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer), in each case, directly held by Lone Star Friends Trust, over which Mr. Stanley Blend is the trustee with sole voting and dispositive power. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in clauses (i) through (iii) in the immediately preceding sentence.
(12)The disclosed beneficial ownership of the selling securityholder consists of 4,450,879 shares of Class A Common Stock directly held by the BGPT Sponsor. The sole general partner of BGPT Sponsor is Bridgeport Partners GP LLC and the sole limited partner of BGPT Sponsor is Bridgeport Partners LP. Each of Frank R. Martire, Jr. and Frank Martire, III serve as a managing member of Bridgeport Partners GP LLC and therefore may be deemed to beneficially own the 4,450,879 shares of Class A Common Stock, and ultimately exercises voting and dispositive power over such shares held by BGPT Sponsor. Each of Frank R. Martire, Jr. and Frank Martire, III disclaims beneficial ownership of these shares and warrants except to the extent of any pecuniary interest therein. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in the first sentence of this note.
(13)The disclosed beneficial ownership of the selling securityholder consists of 2,453,900 shares of Class A Common Stock and 3,415,262 shares of Class A Common Stock issuable upon exchange or redemption of 3,415,262 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Issuer), in each case, directly held by CEE Holdings Trust. Jackson Hole Trust Co. is the trustee of the CEE Holdings Trust and has sole voting and dispositive power over the shares held by the CEE Holdings Trust but disclaims beneficial interest in such shares. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in the first sentence of this note.
(14)The disclosed beneficial ownership of the selling securityholder consists of (i) 3,851,374 shares of Class A Common Stock held directly by Mr. Foley and (ii) 53,360 shares of Class A Common Stock held directly by Trasimene Trebia, LLC. Mr. Foley is the managing member of Trasimene Trebia, LLC, and therefore may be deemed to beneficially own the 53,360 shares of Class A Common Stock, and ultimately exercises voting and dispositive power over such shares held by Trasimene Trebia, LLC. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in clauses (i) through (iii) in the immediately preceding sentence. The address of Trasimene Sponsor, Trasimene Capital Management, LLC and Trasimene Trebia, LLC is 1701 Village Center Circle, Las Vegas, NV 89134.
(15)The disclosed beneficial ownership of the selling securityholder consists of (i) 592,514 shares of Class A Common Stock and 751,379 shares of Class A Common Stock issuable upon exchange or redemption of 751,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Dante Jacob Blend Trust, for which Mr. Blend is the trustee, (ii) 592,514 shares of Class A Common Stock and 751,379 shares of Class A Common Stock issuable upon exchange or redemption of 751,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Nola Delfina Blend Trust, for which Mr. Blend is the trustee, and (iii) 45,367 shares of Class A Common Stock directly held by Mr. Blend in his individual capacity. Mr. Blend is the trustee of the Dante Jacob Blend Trust and the Nole Delfina Blend Trust, and has sole voting and dispositive power over the shares held by such trusts, but disclaims beneficial interest in such shares. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in clauses (i) through (iii) in the first sentence of this note.
(16)The disclosed beneficial ownership of the selling securityholder consists of 1,045,077 shares of Class A Common Stock and 251,379 shares of Class A Common Stock issuable upon the exchange or redemption of 251,379 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Blend Family Foundation. The directors of the Blend Family Foundation are Michael Blend, Sandra Blend and Stanley Blend. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in the first sentence of this note.

PLAN OF DISTRIBUTION
We are registering 60,713,885 shares of Class A Common Stock for possible sale by the Selling Securityholders from time to time, and up to 16,812,767 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants. The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Class A Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock by one or more of, or a combination of, the following methods:
•purchases by a broker dealer as principal and resale by such broker dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over the counter distribution in accordance with the rules of the NYSE;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•to or through underwriters or broker dealers;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) or another exemption from registration under the securities act. may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares or grant a security interest in shares to a broker-dealer or other financial institution, and, upon a default under the secured obligation, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if applicable, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
Under that certain registration rights agreement entered into at the Closing among System1, the Sponsors, JDI, and certain indirect and direct equityholders of Protected and holders of S1 Holdco Common Units (the “Registration Rights Agreement”), we have agreed to indemnify the Registration Rights Holders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Registration Rights Holders may be required to make with respect thereto. In addition, we and the Registration Rights Holders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding.
LEGAL MATTERS
Latham & Watkins LLP has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The financial statements of System1, Inc. (Successor) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of S1 Holdco, LLC (Predecessor) for the period from January 1, 2022 through January 26, 2022 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
Securities and Exchange Commission registration fee	$108,003
FINRA filing fee	*
Accountants’ fees and expenses	50,000
Legal fees and expenses	300,000
Transfer Agent’s fees and expenses	15,000
Printing and engraving expenses	35,000
Miscellaneous	41,997
Total expenses	*
__________________
*These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 15.    Indemnification of Directors and Officers
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.
Our Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our Organizational Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit System1 and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Item 16.    Exhibits

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed or Furnished Herewith

2.1(a)	Business Combination Agreements, dated as of June 28, 2021, by and among Trebia Acquisition Corp., S1 Holdco, LLC, System1 SS Protect Holdings, Inc., and the other parties that are signatory thereto.	8-K	001-39331	2.1	June 29, 2021

2.1(b)	Amendment No. 1 to the Business Combination Agreement, dated as of November 30, 2021, by and among Trebia Acquisition Corp., S1 Holdco, LLC, System1 SS Protect Holdings, Inc., and the other parties that are signatory thereto.	S-4	333-260714	2.2	December 1, 2021

2.1(c)	Amendment No. 2 to the Business Combination Agreement, dated January 10, 2022, by and among S1 Holdco, LLC, a Delaware limited liability company, System1 SS Protect Holdings, Inc., a Delaware corporation and the other parties signatory thereto.	8-K	001-39331	10.1	January 10, 2022

2.1(d)	Amendment No. 3 to the Business Combination Agreement, dated January 25, 2022, by and among S1 Holdco, LLC, a Delaware limited liability company, System1 SS Protect Holdings, Inc., a Delaware corporation and the other parties signatory thereto.	8-K	001-39331	10.1	January 26, 2022

3.1	Certificate of Incorporation of System1, Inc.	8-K	001-39331	3.1	February 2, 2022

3.2	Second Amended and Restated Bylaws of System1, Inc.	8-K	001-39331	3.1	March 1, 2023

4.1	Warrant Agreement, dated June 19, 2020, by and between Trebia Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-39331	4.1	June 22, 2020

4.2	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934	10-K	001-39331	4.2	June 6, 2023

5.1	Opinion of Latham & Watkins LLP as to the validity of the shares of System1, Inc. Class A Common Stock	S-1/A	333-262608	5.1	April 1, 2022

23.1	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1)	S-1/A	333-262608	23.1	April 1, 2022

23.2	Consent of PricewaterhouseCoopers LLP (predecessor)					*

23.3	Consent of PricewaterhouseCoopers LLP (successor)					*

24.1	Power of Attorney	S-1	333-262608	24.1	February 9, 2022
__________________
*Filed herewith.
Item 17.    Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on June 3, 2024.

System1, Inc.

By:	/s/ Michael Blend
Michael Blend
Chief Executive Officer and Chairman

We, the undersigned officers and directors of System1, Inc., hereby severally constitute and appoint Michael Blend and Tridivesh Kidambi, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Michael Blend	Chief Executive Officer and Chairman	June 3, 2024
Michael Blend	(Principal Executive Officer)

/s/ Tridivesh Kidambi	Chief Financial Officer	June 3, 2024
Tridivesh Kidambi	(Principal Financial and Accounting Officer)

/s/ John Civantos	Director	June 3, 2024
John Civantos

/s/ Tanmay Kumar	Director	June 3, 2024
Tanmay Kumar

*	Director	June 3, 2024
Frank R. Martire, Jr.

/s/ Taryn Naidu	Director	June 3, 2024
Taryn Naidu

*	Director	June 3, 2024
Dexter Fowler

*	Director	June 3, 2024
Jennifer Prince

*	Director	June 3, 2024
Moujan Kazerani

*	Director	June 3, 2024
Caroline Horn

/s/ Ryan Caswell	Director	June 3, 2024
Ryan Caswell

/s/ Charles Ursini	Director	June 3, 2024
Charles Ursini

*By:	/s/ Michael Blend
Michael Blend, Attorney-in-Fact